Exhibit 99.1

San Juan Basin Royalty Trust

News Release

Compass Bank, Trustee

300 W. Seventh Street, Suite B

Fort Worth, Texas 76102

San Juan Basin Royalty Trust

No Cash Distribution for April

FORT WORTH, Texas, April 20, 2015 — Compass Bank, as Trustee of the San Juan Basin Royalty Trust (NYSE:SJT), today reported it will not declare a monthly cash distribution to the holders of its Units of beneficial interest for the month of April 2015. Normally, a distribution would be made in April based principally upon production during the month of February 2015. However, this month, the cash attributable to the Royalties will only be $92,095, primarily due to low natural gas pricing and higher capital costs during the month of February. Cash reserves will be utilized to pay Trust administrative expenses of $189,743. No cash distributions will be distributed by the Trust until future net proceeds are sufficient to pay then-current Trust liabilities and replenish cash reserves.

Gas production for the properties from which the royalty was carved (the “Underlying Properties”) totaled approximately 2,251,097 Mcf (2,469,218 MMBtu). Dividing revenues by production volume yielded an average gas price for February 2015 of $2.47 per Mcf ($2.25 per MMBtu) as compared to $2.71 per Mcf ($2.46 per MMBtu) for January 2015.

The average monthly gas price Burlington reports to the Trust is a calculated price. It is determined by dividing gross monthly revenue by production volume, therefore, it does not represent an average of actual sales prices. The average gas price may vary from the posted index price for the San Juan Basin. The index price is a gross sales price, and the revenues used in the calculation of average gas prices are net of transportation, processing and gathering costs. Furthermore, the distribution to the Trust in any given month may include significant volume adjustments for sales in prior months that reflect pricing for those prior months. Capital costs for the month were $2,236,200. Lease operating expenses were $2,723,991 and taxes were $611,657.

Contact:	San Juan Basin Royalty Trust
Compass Bank
Lee Ann Anderson, Vice President & Senior Trust Officer
Kaye Wilke, Investor Relations, toll-free: (866) 809-4553

	Fax:	(817) 735-0936
	Website:	www.sjbrt.com
	e-mail:	sjt.us@bbva.com